EXHIBIT 99.1

3D Systems Reports First Quarter 2023 Financial Results

ROCK HILL, S.C., May 08, 2023 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today its financial results for the first quarter ended March 31, 2023.

First Quarter Financial Results and Recent Business Highlights

(All numbers are unaudited and are presented in thousands, except per share amounts or as otherwise noted)

  Q1 2023 revenue of $121,236 decreased 8.8% compared to Q1 2022 a decrease of 6.5% on a constant currency basis(1)
  Revenue performance reflects continued weakness in the dental orthodontics market, partially offset by strong double-digit growth in medical and industrial markets on a constant currency basis
  Net loss of $29,421, diluted loss per share of $0.23, and diluted non-GAAP loss per share(2) of $0.09
  Negative Adjusted EBITDA(2) of $10,094 reflects impacts of lower total sales volume, inflationary impacts on our input costs, and continued investments in future growth
  Confirming annual revenue guidance of $545-$575 million and raising Adjusted EBITDA(2) guidance to greater than $2 million

	Three Months Ended March 31,
(in thousands, except per share data)	2023	2022
Revenue	$121,236	$133,001
Operating (loss)	$(33,396)	$(23,232)
Net (loss) income	$(29,421)	$(26,799)
Basic (loss) income per share	$(0.23)	$(0.21)
Diluted (loss) income per share	$(0.23)	$(0.21)

Non-GAAP measures for year-over-year comparisons:(2)
Non-GAAP gross profit margin	39.0%	40.6%
Adjusted EBITDA	$(10,094)	$1,923
Non-GAAP diluted (loss) income per share	$(0.09)	$(0.06)

(1) To assist in the analysis of the company’s revenue trends, the company calculated the impact of foreign exchange on period-over-period revenue growth by applying the foreign exchange rates used to translate 2022 non-US functional currency revenue to 2023 non-US functional currency revenue.
(2) See “Presentation of Information in this Press Release” below for a description, and the Appendix for the reconciliation of non-GAAP measurements to the most closely comparable GAAP measure.

Summary Comments on Results

Commenting on first quarter results, Dr. Jeffrey Graves, President and CEO of 3D Systems said, “We are off to a solid start in 2023, and believe we are well-positioned to execute on our full-year revenue and profitability plans for this year. As expected, we saw a return to our historical seasonality performance this year, with first quarter 2023 revenues mirroring the percentage of full year performance we experienced in 2021. At a more detailed level, first quarter revenues were driven in part by continued softness in our dental orthodontic market, which we attribute to reported sluggishness in consumer discretionary spending, in combination with pre-planned customer inventory reduction efforts. We expect these effects to moderate to some extent in the second half of the year. Off-setting this weakness, our other major end-markets remained robust, driven by continued adoption of additive manufacturing in production environments in the US and Europe. These effects were seen in the medical markets, where our personalized health service and increasing focus on point-of-care solutions continues to fuel robust growth rates, in excess of 20%. Industrial markets also remained strong, including commercial rocketry and aerospace propulsion, industrial products, and consumer goods, all of which contributed to strong organic revenue growth rates of over 9%. With the broadest range of additive manufacturing technology in the industry, we continue to invest strongly in R&D to modernize our platforms while remaining committed to delivering on our efficiency and productivity efforts. This balanced approach will enable us to meet our commitment of delivering positive Adjusted EBITDA and free cash flow for the full year of 2023, while supporting the key application developments that will deliver sustained, long-term organic growth in the years ahead.”

Dr. Graves continued, “With regard to our growth initiatives, we are pleased to report exciting progress across many areas of our developing businesses, including our early success with Oqton software for dental laboratories, where adoption and renewal rates are very strong, fueled by efficiency gains that these labs are experiencing with the Oqton platform. In our industrial markets, we made public for the first time our multi-year collaboration with TE Connectivity on electrical connectors, which holds promise to be an extremely important market for our additive manufacturing technology in the years ahead. In the medical arena, our market-leading personalized healthcare solutions, which we are now moving into select point-of-care hospital environments, offered what we feel is a glimpse into the future of customized orthopedic implants, as demonstrated at Salzburg’s University Hospital in February. Finally, in the area of regenerative medicine, as the quarter ended, we were extremely pleased to see our Systemic Bio subsidiary be awarded its first contract from a major pharmaceutical company. This multi-year program will leverage our 3D printed organ-on-a-chip technology to study the effects of new drug therapies in the fight against cancer. We anticipate more contracts with additional pharmaceutical companies to follow later this year. Finally, we are harvesting the gains in efficiency that our operations in-sourcing has provided and continue to look for additional cost synergies in multiple parts of our business. In support of our commitment to generate positive Adjusted EBITDA and free cash flow, we have expanded on our restructuring efforts that we announced a couple months ago to realize even more cost benefits, as announced in a separate release today. As a result, we are increasing our full year 2023 expectation to deliver $2 million or better in Adjusted EBITDA, while maintaining the previously announced outlook for revenue, non-GAAP gross profit margin and breakeven or better free cash flow.”

Dr. Graves concluded, "While no one knows how the winds of the global economy and ongoing geopolitical unrest may blow, with our strong balance sheet, our outlook for positive Adjusted EBITDA and free cash flow performance in 2023, and exciting markets for growth available to us in the years ahead, we are confident in our game plan and more optimistic than ever about our future."

Summary of First Quarter Results

Revenue for the first quarter of 2023 decreased 8.8% to $121,236 compared to the same period last year, and revenue on a constant currency basis decreased 6.5%. The decline of revenue primarily reflects lower sales to certain dental market customers due to macroeconomic factors that are negatively impacting the demand for elective dental procedures, partially offset by continued solid product and service demand across other areas of the business. First quarter 2023 revenue from our non-dental markets increased 12.3% on a constant currency basis compared to first quarter 2022.

Healthcare Solutions revenue decreased 24.3% to $48,725 compared to the same period last year. Healthcare Solutions revenue on a constant currency basis decreased 23.4% year over year due to continued softness in our dental orthodontic market, which was down 46.2% versus the same period last year. Healthcare Solutions revenue from our non-dental markets increased 22.4% on a constant currency basis, versus the same period last year.

Industrial Solutions revenue increased 5.6% to $72,511 compared to the same period last year. Industrial Solutions, revenue on a constant currency basis increased 9.3% year over year.

Gross profit margin in the first quarter of 2023 was 38.8% compared to 40.4% in the same period last year. Non-GAAP gross profit margin was 39.0% compared to 40.6% in the same period last year. Gross profit margin decreased primarily due to input cost inflation and unfavorable product mix.

Net loss attributable to 3D Systems Corporation decreased by $2,622 to a loss of $29,421 in the first quarter of 2023 compared to the same period in the prior year. The decrease in Net loss attributable to 3D Systems Corporation primarily reflects lower total sales volume, inflationary impacts on our input costs, and continued investments in future growth partially offset by an increase in interest income earned on cash and cash equivalents resulting from increased interest rates.

Adjusted EBITDA decreased by $12,017 to a loss of $10,094 in the first quarter of 2023 compared to the same period last year. The decrease in Adjusted EBITDA primarily reflects lower total sales volume, inflationary impacts on our input costs, and continued investments in future growth.

Updating 2023 Outlook

3D Systems is raising its full-year 2023 Adjusted EBITDA financial guidance and confirming its 2023 revenue, non-GAAP gross profit margin and free cash flow financial guidance as follows:

Full Year 2023 Guidance as of:

	February 28, 2023	May 8, 2023

Revenue:	$545 - $575 million	$545 - $575 million
Non-GAAP Gross Profit Margin:	40% - 42%	40% - 42%
Adjusted EBITDA:	Break even or better	$2 million or better
Free Cash Flow:	Break even or better	Break even or better

For purposes of the above guidance, free cash flow is defined as Adjusted EBITDA less changes in working capital less capital expenditures.

Financial Liquidity

At March 31, 2023, the company had cash and cash equivalents and short-term investments of $529,925, a decrease of $38,812 since December 31, 2022. The decrease resulted primarily due to cash used in operations of $27,722, capital expenditures of $9,027, and taxes paid related to net share settlement of equity awards of $2,115. At March 31, 2023, the company had total debt net of deferred financing costs of $450,179.

Q1 2023 Conference Call and Webcast

The company will host a conference call and simultaneous webcast to discuss these results on May 9, 2023, which may be accessed as follows:

Date: Tuesday, May 9, 2023
Time: 8:30 a.m. Eastern Time
Listen via webcast: www.3dsystems.com/investor
Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP diluted income (loss) per share, and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

  amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;
  costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;
  stock-based compensation expenses, a non-cash expense;
  charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;
  certain compensation expense related to the 2021 Volumetric acquisition; and
  costs, including legal fees, related to significant or unusual litigation matters.

Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business' operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and free cash flow to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 30 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading Additive Manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial Solutions markets such as Medical and Dental, Aerospace & Defense, Automotive and Durable Goods. More information on the company is available at www.3dsystems.com

Investor Contact: Media Contact:	investor.relations@3dsystems.com press@3dsystems.com

3D Systems Corporation
Unaudited Consolidated Balance Sheets
March 31, 2023 and December 31, 2022

(in thousands, except par value)	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$525,898	$388,134
Short-term investments	4,027	180,603
Accounts receivable, net of reserves — $2,922 and $3,114	94,677	93,886
Inventories	147,365	137,832
Prepaid expenses and other current assets	38,242	33,790
Total current assets	810,209	834,245
Property and equipment, net	62,150	58,072
Intangible assets, net	88,064	90,230
Goodwill	385,754	385,312
Right-of-use assets	57,090	42,746
Deferred income tax asset	7,214	7,038
Other assets	31,813	28,970
Total assets	$1,442,294	$1,446,613
LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current lease liabilities	$10,542	$9,036
Accounts payable	51,415	53,826
Accrued and other liabilities	54,159	55,571
Customer deposits	6,321	6,911
Deferred revenue	31,575	26,464
Total current liabilities	154,012	151,808
Long-term debt, net of deferred financing costs	450,179	449,510
Long-term lease liabilities	55,231	41,779
Deferred income tax liability	7,680	7,631
Other liabilities	43,744	44,181
Total liabilities	710,846	694,909
Redeemable non-controlling interest	1,762	1,760
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 131,164 and 131,207 as of March 31, 2023 and December 31, 2022, respectively	131	131
Additional paid-in capital	1,553,038	1,547,597
Accumulated deficit	(773,383)	(743,962)
Accumulated other comprehensive loss	(50,100)	(53,822)
Total stockholders’ equity	729,686	749,944
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,442,294	$1,446,613

3D Systems Corporation
Unaudited Consolidated Statements of Operations
Three Months Ended March 31, 2023, 2022

	Three Months Ended March 31,
(in thousands, except per share amounts)	2023	2022
Revenue:
Products	$84,388	$100,551
Services	36,848	32,450
Total revenue	121,236	133,001
Cost of sales:
Products	49,880	58,472
Services	24,258	20,734
Total cost of sales	74,138	79,206
Gross profit	47,098	53,795
Operating expenses:
Selling, general and administrative	58,285	55,415
Research and development	22,209	21,612
Total operating expenses	80,494	77,027
(Loss) from operations	(33,396)	(23,232)
Interest and other income (expense), net	3,875	(2,283)
(Loss) before income taxes	(29,521)	(25,515)
(Provision) benefit for income taxes	(8)	(1,284)
Net (loss) before redeemable non-controlling interest	(29,529)	(26,799)
Less: net (loss) attributable to redeemable non-controlling interest	(108)	—
Net (loss) attributable to 3D Systems Corporation	$(29,421)	$(26,799)

Net (loss) per common share
Basic	$(0.23)	$(0.21)
Diluted	$(0.23)	$(0.21)

Weighted average shares outstanding:
Basic	129,158	126,728
Diluted	129,158	126,728

3D Systems Corporation
Unaudited Consolidated Statements of Cash Flows
Three Months Ended March 31, 2023, 2022

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net (loss) income before redeemable non-controlling interest	$(29,529)	$(26,799)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion of debt discount	9,220	9,147
Stock-based compensation	10,292	12,658
Unrealized gain on exchange rate	—	(439)
Loss on short-term investments	29	—
Non-cash operating lease expense	1,903	1,709
Provision for inventory obsolescence and revaluation	2,926	(517)
Provision for bad debts	13	1,076
Loss (gain) on the disposition of businesses, property, equipment and other assets	423	137
Benefit for deferred income taxes and reserve adjustments	(259)	466
Asset impairment	—	40
Changes in operating accounts:
Accounts receivable	(208)	3,173
Inventories	(12,327)	(8,822)
Prepaid expenses and other current assets	(4,146)	2,225
Accounts payable	(2,947)	277
Deferred revenue and customer deposits	3,120	1,901
Accrued and other liabilities	(6,994)	(8,679)
All other operating activities	762	(2,678)
Net cash (used in) provided by operating activities	(27,722)	(15,125)
Cash flows from investing activities:
Purchases of property and equipment	(9,027)	(4,079)
Purchases of short-term investments	—	(366,005)
Sales and maturities of short-term investments	176,856	6,170
Acquisitions and other investments, net of cash acquired	—	(9,335)
Other investing activities	—	40
Net cash provided by (used in) investing activities	167,829	(373,209)
Cash flows from financing activities:
Purchase of non-controlling interests	—	(2,300)
Taxes paid related to net-share settlement of equity awards	(2,115)	(10,052)
Other financing activities	(179)	(166)
Net cash (used in) provided by financing activities	(2,294)	(12,518)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	114	464
Net (decrease) increase in cash, cash equivalents and restricted cash	137,927	(400,388)
Cash, cash equivalents and restricted cash at the beginning of the year(a)	391,975	789,970
Cash, cash equivalents and restricted cash at the end of the period (a)	$529,902	$389,582

(a)   The amounts for cash and cash equivalents shown above include restricted cash of $115 and $114 as of March 31, 2023 and December 31, 2022, respectively, which are included in prepaid expenses and other current assets. In addition, included in cash and cash equivalents above as of March 31, 2023 and December 31, 2022 is $3,889 and $3,727, respectively, of restricted cash, which, is included in other non-current assets. The amounts for cash and cash equivalents shown above include restricted cash of $312 as of March 31, 2022, and December 31, 2021.

Appendix
3D Systems Corporation
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Three Months Ended March 31, 2023, 2022

Constant Currency Revenue (4)

	Three Months Ended March 31,				Constant Currency(1)
(in thousands)	2023	2022	$ Change	% Change	FX Effect(2)	% Change(3)
Healthcare Solutions	$48,725	$64,345	$(15,620)	(24.3)%	$(564)	(23.4)%
Industrial Solutions	72,511	68,656	3,855	5.6%	(2,496)	9.3%
Total revenue	$121,236	$133,001	$(11,765)	(8.8)%	$(3,060)	(6.5)%

(1) To assist in the analysis of the Company’s revenue trends, the Company estimated the impact of foreign exchange on year-over-year revenue growth by recasting revenue for the three months ended March 31, 2023 by applying the foreign exchange rates used to translate 2022 non-US functional currency revenue to 2023 non-US functional currency revenue.
(2) Represents the estimated impact on "as reported" revenue due to changes in foreign currency exchange rates
(3) Represents the % increase or decrease in revenue excluding the estimated "FX effect"
(4)Amounts in table may not foot due to rounding

Gross Profit and Gross Profit Margin (1)

	Three Months Ended March 31,
(in thousands)	2023		2022
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$47,098	38.8%	$53,795	40.4%
Amortization expense included in Cost of sales	136		140
Non-GAAP(2)	$47,235	39.0%	$53,935	40.6%

(1)Amounts in table may not foot due to rounding
(2) Calculated as non-GAAP gross profit as a percentage of total revenue.

Net (Loss) Income to Adjusted EBITDA (1)

	Three Months Ended March 31,
(in thousands)	2023	2022
Net (loss) income attributable to 3D Systems Corporation	$(29,421)	$(26,799)
Interest (income) expense, net	(3,805)	(165)
Provision for income taxes	8	1,284
Depreciation expense	5,312	5,818
Amortization expense	3,239	2,678
EBITDA	(24,667)	(17,184)
Stock-based compensation expense	10,292	12,658
Acquisition and divestiture-related expense	2,677	3,682
Legal expense	79	—
Restructuring expense	1,703	319
Redeemable non-controlling interest	(108)	—
Other (income) expense, net	(70)	2,448
Adjusted EBITDA	$(10,094)	$1,923

(1) Amounts in table may not foot due to rounding

Appendix
3D Systems Corporation
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Three Months Ended March 31, 2023, 2022

Diluted (Loss) Income per Share (1)

	Three Months Ended March 31,
(in dollars)	2023	2022
Diluted (loss) income per share	$(0.23)	$(0.21)
Stock-based compensation expense	0.08	0.10
Amortization expense	0.03	0.02
Acquisition and divestiture-related expense	0.02	0.03
Restructuring expense	0.01	—
Non-GAAP diluted (loss) income per share	$(0.09)	$(0.06)

(1)Amounts in table may not foot due to rounding